Exhibit 99.1

Investor Relations Contact:

Michael Haase

(925) 951-9005

Michael.Haase@Workday.com

Media Contact:

Eric Glass

(415) 432-3056

Eric.Glass@Workday.com

Workday Prices $310 Million Convertible Senior Notes Due 2018 and $220 Million Convertible Senior Notes Due 2020

PLEASANTON, Calif. — June 11, 2013 — Workday, Inc. (NYSE: WDAY), a leader in enterprise cloud applications for human resources and finance, today announced that it has priced $310 million aggregate principal amount of 0.75% convertible senior notes due 2018 (the “2018 notes”), and $220 million aggregate principal amount of 1.50% convertible senior notes due 2020 (the “2020 notes” or, together, the “notes”). The size of the offering of the 2018 notes was increased from the previously announced aggregate principal amount of $220 million. The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Workday also granted the initial purchasers of the notes an option to purchase up to an additional $40 million aggregate principal amount of the 2018 notes and an option to purchase up to an additional $30 million aggregate principal amount of the 2020 notes. The sale is expected to close on June 17, 2013, subject to customary closing conditions.

Prior to March 15, 2018, in the case of the 2018 notes and March 15, 2020, in the case of the 2020 notes, the notes will be convertible at the option of holders during certain periods, upon satisfaction of certain conditions. Thereafter, the notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the relevant maturity date. Upon conversion, the notes may be settled in shares of Workday Class A common stock, cash or a combination of cash and shares of Workday Class A common stock, at Workday’s election.

The 2018 notes will have an initial conversion rate of 12.0075 shares of Class A common stock per $1,000 principal amount of 2018 notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $83.28 per share. The initial conversion price of the 2018 notes represents a premium of approximately 35.0% to the $61.69 per share closing price of Workday Class A common stock on June 11, 2013.

The 2020 notes will have an initial conversion rate of 12.2340 shares of Class A common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $81.74 per share. The initial conversion price of the notes represents a premium of approximately 32.50% to the $61.69 per share closing price of Workday Class A common stock on June 11, 2013.

The notes will be unsecured, unsubordinated obligations of Workday, and interest will be payable semiannually in cash at a rate of 0.75% per annum, in the case of the 2018 notes, and 1.50% per annum, in the case of the 2020 notes on each January 15 and July 15, beginning on January 15, 2014. The 2018 notes will mature on July 15, 2018, and the 2020 notes will mature on July 15, 2020, unless repurchased or converted in accordance with their terms prior to such date. Workday may not redeem the notes prior to their maturity.

In connection with the offering, Workday has entered into convertible note hedge transactions with one or more of the initial purchasers of the notes or their respective affiliates (the “option counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution and/or offset the cash payments that Workday could be required to make in excess of the principal amount upon conversion of the notes. Workday has also entered into separate warrant transactions with the option counterparties, and the proceeds of those warrant transactions partially offset the cost of the convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties have advised Workday that they or their affiliates may enter into various derivative transactions with respect to the Workday Class A common stock and/or purchase Workday Class A common stock concurrently with, or after, the pricing of the notes. These activities could have the effect of increasing or reducing the size of any decline in the price of Workday’s Class A common stock concurrently with, or shortly after, the pricing of the notes. In addition, the option counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Workday Class A common stock and/or purchasing or selling Workday Class A common stock or other securities linked to or referencing Workday’s Class A common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes. This activity could also cause or avoid an increase or a decrease in the market price of Workday’s Class A common stock or the notes.

Workday estimates that the net proceeds from the offering will be approximately $516.0 million (or approximately $584.2 million if the initial purchasers exercise in full their option to purchase additional notes of each series) after deducting the initial purchasers’ discounts and estimated offering expenses payable by Workday. Workday expects to use the net proceeds from the offering of the notes for general corporate purposes, including potential acquisitions and strategic transactions, and to pay the net cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to Workday from the sale of the warrant transactions).

If the initial purchasers exercise their option to purchase additional notes of a particular series, Workday intends to use the resulting additional proceeds of the sale of the additional notes and any additional warrants to pay the cost of entering into additional convertible note hedge transactions and for general corporate purposes, potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Workday Class A common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward Looking Statements

This press release contains forward-looking statements including, among other things, statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Workday will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.

Workday assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

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